                                                             File No. 333-46815

                                   Filed pursuant to Rules 424(b)(3) and 424(c)

                SUPPLEMENT NO. 2 TO PROSPECTUS DATED MAY 7, 1998

                                  AMNEX, INC.

         The section of the Prospectus dated May 7, 1998, entitled "SELLING SECURITYHOLDERS," is hereby amended by inclusion of the the following paragraph and table after the table following the third paragraph in such section:

         The following table sets forth certain information known to the Company with respect to the beneficial ownership of each Selling Securityholder as of June 30, 1998 (except where otherwise indicated), as to (i) the amount and percentage of Notes beneficially held by the Selling Securityholder, (ii) the number of Common Shares beneficially held by the Selling Securityholder, assuming full conversion of the Notes, (iii) the number of Common Shares that may be offered pursuant to this Prospectus and (iv) the number of Common Shares and percentage of outstanding Common Shares that will be held by each Selling Securityholder after sale of the Common Shares, assuming all of the Common Shares are sold by each Selling Securityholder, and assuming conversion of each of the Notes held by such Selling Securityholder into Common Shares. Because each of the Selling Securityholders may offer all or some part of the Notes or the Shares which he or she holds from time to time pursuant to the offering contemplated by this Prospectus, and because this offering is not being underwritten on a firm commitment basis, no assurances can be given as to the number of Notes or Common Shares that will be held by each of the Selling Securityholders upon termination of this offering.


-------------------------------------------------------------------------------------------------------------
                                                                                          Common Shares
                                                                                          Beneficially
                                                                                        Owned After the
                                                                                            Offering
-------------------------------------------------------------------------------------------------------------
                                                         Common
                                                         Shares       Number of
                                                      Beneficially  Common Shares
                          Principal     Percentage       Owned      Offered Hereby
                          Amount of      of Notes      Prior to
Selling Securityholder    Notes Held       Held           the                           Number      Percent
                                                     Offering (1)
-------------------------------------------------------------------------------------------------------------
Laterman Company........  $125,000             *        44,893           44,893            --          --
-------------------------------------------------------------------------------------------------------------
Laterman Strategies 90s   $250,000         1.67%        89,786           89,786            --          --
LLC.....................
-------------------------------------------------------------------------------------------------------------
Offshore Strategies Ltd.  $600,000         4.00%       215,486          215,486            --          --
-------------------------------------------------------------------------------------------------------------

--------------------
* Less than 1%.

(1) As of the date hereof the Notes are convertible into 5,387,151 Common Shares at a Conversion Price of $2.7844, which Conversion Price is subject to certain anti-dilution adjustments.

                 The date of this Supplement is August 6, 1998.